CRIIMI MAE SECURITIZES $496 MILLION OF COMMERCIAL MORTGAGE LOANS

          FIRST SECURITIZATION OF "NO-LOCK" MORTGAGES

Rockville, MD, June 5, 1998-- (NYSE:CMM) - CRIIMI MAE Inc. has securitized $496 million of commercial mortgage loans originated or acquired through the company's network of regional offices. The transaction -- CRIIMI MAE CMBS Corp., Commercial Mortgage Loan Trust Certificates, Series 1998-1 -- is the first securitization of CRIIMI MAE's "No-Lock" commercial mortgage product.

Through this securitization, CRIIMI MAE sold $397 million face amount of fixed-rate investment grade securities. CRIIMI MAE retained the remaining principal and interest cash flows from the mortgage loans that collateralize the securitization. A CRIIMI MAE affiliate--CRIIMI MAE Services Limited Partnership--will act as loan manager, master servicer and special servicer for the mortgage trust.

CRIIMI MAE Chairman William B. Dockser said, "This is CRIIMI MAE's second securitization in less than two months and the first securitization of our whole loan, "No-Lock" product. We are currently originating more "No-Lock" loans and anticipate another conduit securitization of approximately $800 million near year end."

As previously announced, CRIIMI MAE has joined forces with Prudential Mortgage Capital Company L.L.C., the commercial mortgage affiliate of The Prudential Insurance Company of America, to begin originating large "No-Lock" loans from $30 million to $100 million. CRIIMI MAE expects to securitize $1 billion of the large "No-Lock" loans within 12 months.

In other news, the company closed the previously announced acquisition of subordinated CMBS from First Union/Lehman Brothers/Bank of America Commercial Mortgage Trust, Series 1998-C2. CRIIMI MAE acquired $290 million face amount of securities from the $3.4 billion transaction for a purchase price of $208 million. Since the beginning of 1998,the company has acquired subordinated CMBS with a total face amount of approximately $1 billion for a purchase price of approximately $720 million.

CRIIMI MAE is a full service commercial mortgage company involved in the origination, acquisition, securitization and servicing of multifamily and commercial mortgages and mortgage-related assets. The company currently has offices in suburban Washington, DC, Boston, Memphis, San Francisco and Houston, and plans to open an additional office in Chicago later this year.

The securities referred to above have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This announcement is not an offer to sell or a solicitation of an offer to buy any securities.

Certain statements in this press release regarding CRIIMI MAE's business constitute "forward-looking statements" under federal securities laws and are subject to a number of risks and uncertainties. Any such forward-looking statements should not be relied upon as predictions of future events. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see "Forward-Looking Statements" in CRIIMI MAE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.


</TEXT.